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                                                                 Exhibit (a)(vi)

                              SEASONS SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

      The undersigned, being Vice President and Assistant Secretary of Seasons Series Trust (hereinafter referred to as the "Trust"), a trust with transferrable share of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Declaration of Trust, dated October 11, 1995 (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, at a meeting held on November 29, 2000, the following is hereby authorized:

      (1) That two series of the Trust's unissued shares of beneficial interest, $.01 par value, are hereby established to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                        Focus TechNet Portfolio
                        Focus Growth and Income Portfolio

            (2) That the shares of the Focus TechNet Portfolio and Focus Growth and Income Portfolio (each a "Portfolio" and collectively, the "Portfolios") shall each be further divided into two classes of shares, which are designated Class A and Class B. That except to the extent otherwise provided by the Declaration of Trust, the Class A and Class B share of the Portfolios, and any other series of the Trust's shares of beneficial interest (unless otherwise provided in the Establishment and Designation or other charter document classifying or reclassifying such shares) shall represent an equal and proportionate interest in the assets belonging to that series (subject to the liabilities of that series) and each share of a particular series shall have identical voting (except with respect to those matters affecting a particular class of shares), dividend, liquidation and other rights, as set forth in the Declaration of Trust; provided, however, that not withstanding anything in the Declaration of Trust to the contrary:

                  (a) the Class A and Class B share may be issued and sold subject to different sales loads, charges or other fees, whether initial, deferred or contingent, or any combination thereof, as the Board of Trustees may from time to time establish in accordance with the Investment Company Act of 1940 and the Conduct Rules adopted by the National Association of Securities Dealers, Inc.;

                  (b) the expenses, costs, charges, fees and other liabilities which are determined by or under the supervision of the Board of Trustees to be attributable to a particular class of shares of a particular series (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) may be charged to that class and appropriately reflected (in the manner determined by the Board of

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      Trustees) in the net asset value of, or the dividends and distributions on, the share of the class; and

                  (c) the Class A and Class B shares of the Portfolios may have such different exchange rights as the Board of Trustees shall provide in compliance with the Investment Company Act of 1940.

      The actions contained herein shall be effective as of December 29, 2000.

                                    By:   /s/ Jeffrey H. Warnock
                                          ----------------------
                                          Jeffrey H. Warnock
                                          Vice President and Assistant Secretary
                                          Seasons Series Trust